Exhibit 99.1

NEWS RELEASE

Contacts:	Perry T. Massie, President and Chief Executive Officer
William A. Owen, Chief Financial Officer
951.699.4749

Angie Yang
PondelWilkinson Inc.
Investor Relations
Corporate/Financial Communications
310.279.5980
investor@pondel.com

OUTDOOR CHANNEL HOLDINGS REPORTS 2005 FOURTH QUARTER AND YEAR-END

FINANCIAL RESULTS

Temecula, California – March 16, 2006 – Outdoor Channel Holdings, Inc. (NASDAQ NMS: OUTD) today reported financial results for its fourth quarter and year ended December 31, 2005.

For the 2005 fourth quarter, total revenues increased 12.0 percent to $11.4 million from $10.2 million in the prior-year period.  Advertising revenue, principally generated from the sale of advertising time on The Outdoor Channel, rose 12.0 percent to $6.6 million for the fourth quarter of 2005 from $5.9 million in the year-ago period.  Subscriber fees rose 13.8 percent to $4.1 million from $3.6 million in the 2004 fourth quarter, due to an increased number of paying subscribers.  Membership income totaled $783,000, up modestly from $752,000 in the same period a year earlier.

Net income for the 2005 fourth quarter totaled $1.2 million, or $0.05 per diluted share, based on 26.3 million weighted average shares outstanding, which reflects the company’s follow-on public offering of 3.5 million primary shares of common stock and the issuance of 2.1 million shares upon the exercise of stock options by certain existing stockholders that were also sold in such offering.  In the 2004 fourth quarter, the company posted net income of $1.6 million, or $0.07 per diluted share, based on 22.3 million weighted average shares.

“We are pleased with our solid financial performance in the fourth quarter, which reflects increases in advertising revenues, subscriber fees and membership income over the same period in 2004,” said Perry T. Massie, president and chief executive officer of Outdoor Channel Holdings. “This performance was a strong close to the ground-breaking year for Outdoor Channel Holdings with the launch of Outdoor Channel 2 HD and Outdoor Channel On-Demand, two new programming services that we believe will provide significant opportunities for revenue growth in the years to come.

“During the year, we also undertook strategic initiatives intended to grow The Outdoor Channel’s subscriber base and increase the company’s long-term profitability. With our expanded distribution channels of outdoor programming and the financial strength from our follow-on offering, we continue to focus on

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negotiating carriage deals with all the major cable and satellite providers to drive the growth in our subscriber base.  While progress is being made with the cable and satellite providers, we recognize that these discussions can be lengthy, as our goal is to negotiate the most rewarding terms for the benefit of our stockholders for the long-term,” Massie said.

For the full year, total revenues grew 7.4 percent to $42.9 million from $40.0 million in 2004.  Advertising sales rose 4.4 percent to $22.8 million, and subscriber fees increased 15.2 percent to $15.4 million in 2005.  This compares with 2004 advertising sales of $21.8 million and subscriber fees of $13.4 million.  Membership income was relatively flat at $4.7 million for 2005 and 2004.

Net income for the year totaled $2.5 million, or $0.10 per diluted share, based on 24.7 million weighted average shares outstanding, reflecting the previously mentioned newly issued shares.  This compares with a net loss of $24.2 million, or $1.51 per share, based on 16.0 million weighted average shares outstanding, in 2004.

Outdoor Channel Holdings continues to maintain a strong balance sheet.  At December 31, 2005, cash and cash equivalents totaled $18.3 million, investments in available-for-sale securities totaled $38.8 million and total stockholders’ equity had increased to $142.2 million.

“We are in the final stages of completing our all new digital broadcast facility in Temecula, CA,” Massie said.  “This new facility will greatly expand our capacity to increase in-house programming levels for The Outdoor Channel, as well as support the all-original programming for Outdoor Channel 2 HD.  Our hunting, fishing and traditional outdoor programming is real, authentic and unduplicated anywhere else on television, an important factor that we believe will continue to drive subscriber demand.”

Massie concluded:  “We are confident in the soundness of our business strategies, and we believe the prospects for our company are strong.  More than ever, we are positioned well to deliver long-term value to our stockholders, as well as to our subscribers, advertisers, members and employees.”

Investor Conference Call

Outdoor Channel Holdings’ management will host an investor conference call today, March 16, 2006, at 2:00 p.m. PST (5:00 p.m. EST) to review the company’s financials and operations for the quarter and year ended December 31, 2005.  The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.outdoorchannelholdings.com and www.earnings.com.  For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites.  A telephonic playback of the conference call also will be available through 5:00 p.m. PST (8:00 p.m. EST), Thursday, March 23, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using participant passcode 44781137.

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About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates The Outdoor Channel, a national television network dedicated to providing traditional outdoor programming to America’s 82 million anglers, hunters and outdoor enthusiasts.  The Outdoor Channel features approximately 100 weekly programs featuring hunting, fishing and shooting sports, as well as off road motor sports and other related lifestyle programming.  Nielsen Media Research estimates The Outdoor Channel’s universe, through a combination of cable and satellite dish subscribers, to be approximately 26.2 million homes for March 2006.  The company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts, including Outdoor Channel 2 HD, LDMA-AU, Inc. (Lost Dutchman’s) and Gold Prospector’s Association of America, LLC. (GPAA).

Safe Harbor Statement

Statements in this news release that are not historical, including those related to benefits resulting from the company’s strategic initiatives, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future.  The company’s actual results could differ materially from those discussed in any forward-looking statements.  The company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections.  Such forward-looking statements relate to, among other things, future stockholder value, anticipated expenses including advertising, programming, personnel and others, Nielsen Media Research estimates regarding total households and cable and satellite homes subscribing to The Outdoor Channel, and other matters.  Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements.  Such factors include but are not limited to: (1) the company’s ability to grow the subscriber base of The Outdoor Channel; (2) a decrease in operating results from offering launch support fees and other incentives to grow the subscriber base; (3) the triggering of a “most favored nations” clause with service providers from offering launch support fees and other incentives; (4) a decline in the number of viewers from having The Outdoor Channel placed in unpopular cable or satellite packages, or increases in subscription fees, established by the service providers; (5) service providers discontinuing or refraining from carrying The Outdoor Channel; and other factors which are discussed in the company’s filings with the Securities and Exchange Commission.  For these forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

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(TABLES FOLLOW)

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OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31.
	2005	2004	2005	2004
	(unaudited)
Revenues
Advertising	$6,596	$5,888	$22,769	$21,817
Subscriber fees	4,050	3,560	15,432	13,391
Membership income	783	752	4,707	4,746

Total revenues	11,429	10,200	42,908	39,954

Expenses
Satellite transmission fees	631	592	2,497	2,351
Advertising	1,432	1,314	7,100	5,596
Programming	2,237	298	5,604	2,521
Non-cash compensation expense from exchange of stock options	—	—	—	47,983
Selling, general and administrative	5,661	5,876	24,413	21,042

Total expenses	9,961	8,080	39,614	79,493

Income (loss) from operations	1,468	2,120	3,294	(39,539)

Other income, net	412	64	898	115

Income (loss) before income taxes and minority interest	1,880	2,184	4,192	(39,424)

Income taxes provision (benefit)	674	596	1,699	(15,946)

Income (loss) before minority interest	1,206	1,588	2,493	(23,478)

Minority interest in net income of consolidated subsidiary	—	—	—	682

Net income (loss)	$1,206	$1,588	$2,493	$(24,160)

Earnings (loss) per common share:
Basic	$0.05	$0.09	$0.12	$(1.51)

Diluted	$0.05	$0.07	$0.10	$(1.51)

Weighted average number of common shares outstanding:
Basic	24,328	18,191	21,423	15,998

Diluted	26,266	22,329	24,732	15,998

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheet Highlights

(In thousands)

	December 31,	December 31,
	2005	2004

ASSETS
Cash and cash equivalents	$18,276	$13,105
Accounts receivable, net	5,320	4,848
Total current assets	70,354	21,726

Property, plant and equipment, net	15,623	6,726
Total assets	152,222	99,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$4,171	$4,684

Total liabilities	10,018	6,187
Total stockholders’ equity	142,204	93,482

Total liabilities and stockholders’ equity	152,222	99,669